Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Fourth Quarter Results and
Announces a 13% Increase in its Quarterly Dividend

Overland Park, KS, January 30, 2007 — Waddell & Reed Financial, Inc. (NYSE: WDR) reported fourth quarter net income of $30.0 million, or $0.36 per diluted share. This compares to net income of $24.6 million, or $0.30 per diluted share in this year’s third quarter and net income of $19.9 million, or $0.24 per diluted share in the fourth quarter of 2005. Last year’s fourth quarter results included a pre-tax charge of $6.1 million to general and administrative expenses ($3.8 million net of taxes, or $0.05 per diluted share) related to the settlement of an arbitration case with a former financial advisor. Excluding this charge, net income was $23.8 million, or $0.29 per diluted share. We believe adjusting our results to exclude this non-recurring charge provides stockholders with a more comparable basis for evaluating our operating results and financial performance to other periods. A schedule reconciling adjusted results to GAAP is provided on the bottom of our Schedule of Selected Operating Data on page 5.

The Board of Directors approved an increase in the quarterly dividend on our common stock to $0.17 per share beginning with our regularly scheduled second quarter dividend, payable on May 1, 2007. This change represents a 13% increase over our previous $0.15 dividend per share rate. We remain committed to using our free cash flow in a manner consistent with enhancing stockholder value. We continue to use a portion of our free cash flow for share buybacks sufficient to manage dilution created by our annual restricted stock grants.

Business Discussion

Advisors channel

Early in 2005, we initiated action to improve the performance of our Advisors channel. Beginning with the appointment of a new executive leadership team, we instituted a number of changes designed to improve sales volume and advisor productivity, and provide greater home office support for our advisors and our Managing Principals (formerly “Division Managers”). These changes appear to be having the desired effect.

Sales improved 8% for the year ended December 31, 2005 compared to 2004 and an impressive 34% for the year ended December 31, 2006 compared to 2005. Net sales also improved significantly; outflows of $109 million in 2006 are a marked improvement over outflows of $654 million in 2005 and $1,186 million in 2004.

Advisor productivity has also improved, showing sustained progress throughout the year. Improvements were particularly noteworthy with our newer advisors, a testament to the effectiveness of the changes we have implemented and the support we are providing. The following table provides a report of our progress:

	Year ended December 31,
	(amounts in thousands)
	2006	2005	2004	% ‘06/’05	% ‘05/’04
Gross Sales	$3,215,500	$2,406,100	$2,218,800	33.6%	8.4%
Sales per Advisor	$994.0	$776.0	$709.0	28.1%	9.4%
Advisor 0-2 years	$228.9	$173.9	$137.3	31.6%	26.7%
Gross Production per Advisor	$61.8	$53.5	$52.8	15.5%	1.3%

Wholesale channel

The progress we have made in our Wholesale channel is even more pronounced. Annual sales of $4.5 billion increased 94% over 2005 while net sales of $2.6 billion increased 119% over 2005. Quarterly gross and net sales remained strong. Gross sales of $1.1 billion during the quarter improved 4% from the previous quarter and 69% from last year’s fourth quarter. Net sales of $578 million reflected a similar trend with a 1% improvement sequential quarterly and a 52% improvement over the fourth quarter of 2005.

The sales mix between Waddell & Reed-managed and subadvised funds remains almost unchanged sequential quarterly, but declined substantially compared to last year’s fourth quarter. During the current quarter, subadvised sales as a percentage of total sales in this channel were 40%, compared to 38% in the third quarter of 2006 and 60% in the fourth quarter of 2005. Sales of our subadvised Global Natural Resources fund have picked up pace after the summer slowdown. A shift between Waddell & Reed-managed and subadvised sales impacts our operating margins.

During 2006, we made significant progress at a number of leading distribution firms, with gross sales volume ranking among the top 25 at the five largest national wirehouses.

Institutional channel

Outflows of $296 million during the quarter were up from outflows of $59 million during the third quarter of 2006, but improved from outflows of $355 million during the same period in 2005. The current quarter was impacted by two redemptions which, when combined, exceeded $300 million.

Management commentary

“We have made good progress over the past two years, and are very focused on sustaining it,” said Hank Herrmann, Chief Executive Officer of Waddell & Reed Financial, Inc. “We will work hard to maintain the investment performance and sales activity to make that possible.”

Management Fee Revenue Analysis

On a sequential quarter basis, revenues increased at a lower rate than average assets under management due to a fee reduction (effective October 1, 2006) related to a regulatory settlement.

Compared to last year’s fourth quarter, the fee reduction on certain mutual funds was offset by a mix shift in assets under management. This mix shift occurred as sales in certain funds with higher management fee rates outpaced sales of our other mutual funds. As a result, the overall management fee rate remained nearly unchanged.

Underwriting and Distribution Analysis

Advisors channel

On a sequential quarterly basis, revenues increased due almost equally to higher financial planning fee and asset-based Rule 12b-1 service fee revenues. Direct expenses, which are usually correlated with revenues, increased at a lower rate than corresponding revenues due to revised estimates related to compensation tied to production. Indirect expenses rose as a result of higher business meeting and travel expenses.

Compared to last year’s fourth quarter, revenues increased in part from higher asset-based Rule 12b-1 service fee revenues and higher variable annuity sales volume. The increase in expenses is due in equal parts to higher direct expenses, which rose primarily on higher variable annuity sales volume and higher indirect expenses. The increase in indirect expenses stems from higher technology costs, and to a lesser extent from higher compensation costs.

Wholesale channel

Sequentially, approximately two-thirds of the increase in revenues is attributable to higher asset-based Rule 12b-1 service and distribution fees, driven by higher average assets under management. The remainder of the increase is due to higher sales volume at Legend. The increase in expenses is split almost equally between direct and indirect expenses. Direct expenses increased on higher sales volume while indirect expenses rose due to higher travel, advertising and sales collateral costs.

Compared to last year’s fourth quarter, approximately 75% of the increase in revenues is due to higher Rule 12b-1 service and distribution fees, driven by higher average assets under management. Higher sales volume at Legend also contributed to the increase. The increase in expenses is largely due to higher direct expenses, which were driven by higher sales volume, and to a lesser extent by higher asset-based Rule 12b-1 service and distribution fee expenses. Higher travel and technology costs were responsible for most of the increase in indirect expenses.

Operating Expense Analysis

On a sequential quarterly basis, operating expenses increased slightly. Higher underwriting and distribution expenses, discussed above, and higher compensation and related expenses were offset by lower general and administrative expenses. Compensation expenses increased sequentially due to revision of the estimates for bonus payments, while general and administrative expenses declined due to lower legal expenses. Legal expenses were higher in the third quarter due to the resolution of certain legal and regulatory matters as previously disclosed.

Compared to last year’s fourth quarter, operating expenses increased on a combination of higher underwriting and distribution expenses, and to a lesser extent, on higher compensation and related expenses and higher subadvisory expenses. These higher costs were partially offset by a decline in general and administrative expenses. Last year’s fourth quarter included the previously referenced arbitration settlement. Compensation and related expenses increased due to higher employee headcount, salary increases and equity compensation, while subadvisory expenses rose on higher asset levels in our subadvised funds. At December 31, 2006, subadvised assets were $8.4 billion, compared to $7.4 billion and $5.3 billion on September 30, 2006 and on December 31, 2005, respectively.

Other

The current quarter’s increase in investment and other income is due to both gains on sales and distributions of capital gains and dividends related to our mutual fund investment portfolio.

Our effective income tax rate during the quarter declined to 34.6% compared to 35.8% during the third quarter and 37.0% during last year’s fourth quarter. This lower rate is attributable to both a change in our estimated state effective tax rate for 2006, and state tax incentives tied to our capital expenditures.

Balance Sheet Information

Cash and cash equivalents and investment securities are $245 million (including $33 million held for the exclusive benefit of customers in compliance with federal securities industry regulations). We have no short-term outstanding borrowings against our money market loan program or our $200 million credit facility.

Stockholders’ equity is $245 million and there are 84.7 million shares outstanding. During the quarter, we repurchased 205,000 shares of common stock at an aggregate cost, including commissions, of $5.1 million. During the year ended December 31, 2006, we repurchased 1.1 million shares of common stock at an aggregate cost, including commissions, of $27.6 million.

WADDELL & REED FINANCIAL, INC.
Unaudited Schedule of Selected Operating Data
(Amounts in thousands, except for per share data)

	Three Months Ended				Three Months Ended
	December 31,		Change		September 30,	Change
	2006	2005	$	%	2006	$	%
Operating Revenues:
Investment management fees	$81,331	$70,709	10,622	15.0	$77,955	3,376	4.3
Underwriting & distribution fees	82,044	71,342	10,702	15.0	77,908	4,136	5.3
Shareholder service fees	22,317	21,092	1,225	5.8	22,719	(402)	-1.8
Total operating revenues	185,692	163,143	22,549	13.8	178,582	7,110	4.0

Operating Expenses:
Underwriting and distribution	92,313	79,663	12,650	15.9	87,927	4,386	5.0
Compensation and related costs (1)	28,315	25,329	2,986	11.8	25,767	2,548	9.9
General and administrative	9,839	16,820	(6,981)	-41.5	15,539	(5,700)	-36.7
Subadvisory	8,650	5,599	3,051	54.5	7,960	690	8.7
Depreciation	2,945	2,840	105	3.7	2,970	(25)	-0.8
Total operating expense	142,062	130,251	11,811	9.1	140,163	1,899	1.4

Operating Income	43,630	32,892	10,738	32.6	38,419	5,211	13.6

Investment & other income	5,131	2,411	2,720	112.8	2,960	2,171	73.3
Interest expense	(2,941)	(3,680)	739	20.1	(3,048)	107	3.5

Income before taxes	45,820	31,623	14,197	44.9	38,331	7,489	19.5
Provision for taxes	15,869	11,698	4,171	35.7	13,740	2,129	15.5

Net Income	29,951	19,925	10,026	50.3	24,591	5,360	21.8
Net income per share - diluted	0.36	0.24	0.12	50.0	0.30	0.06	20.0

Adjusted net income (2)	29,951	23,773	6,178	26.0	24,591	5,360	21.8
Adjusted net income per share - diluted (2)	0.36	0.29	0.07	24.1	0.30	0.06	20.0

Weighted average shares outstanding - diluted	83,169	82,338			83,171

Operating margin	23.5%	20.2%			21.5%
Adjusted operating margin (2)	23.5%	23.9%			21.5%
Waddell & Reed Advisors U&D margin (3)	-3.9%	-5.7%			-5.2%

(1)             Includes equity compensation of $5,679, $4,470 and $4,890 million, respectively

(2)             Reconciliation to GAAP provided below

(3)             Excludes our wholesale underwriting and distribution activities

Net income, as reported	$19,925
Adjustments (net of taxes)
Arbitration case settlement	3,848
Adjusted net income	$23,773

Net income per diluted share, as reported	$0.24
Adjustments
Arbitration case settlement	0.05
Adjusted net income	$0.29

WADDELL & REED FINANCIAL, INC.
Underwriting and Distribution
For the quarter ended
(Amounts in thousands)

		Wholesale
	Advisors	Third-Party	Legend	Total
December 31, 2006
Revenues	$56,911	$11,446	$13,687	$82,044

Expenses
Direct	38,053	15,671	9,181	62,905
Indirect	21,050	5,295	3,063	29,408
Total Expenses	59,103	20,966	12,244	92,313

Net U&D	$(2,192)	$(9,520)	$1,443	$(10,269)

Margin	-3.9%	n/m	10.5%

December 31, 2005
Revenues	$53,017	$6,232	$12,093	$71,342

Expenses
Direct	36,729	9,029	8,214	53,972
Indirect	19,319	3,623	2,749	25,691
Total Expenses	56,048	12,652	10,963	79,663

Net U&D	$(3,031)	$(6,420)	$1,130	$(8,321)

Margin	-5.7%	n/m	9.3%

September 30, 2006
Revenues	$54,398	$10,465	$13,045	$77,908

Expenses
Direct	37,323	14,722	8,855	60,900
Indirect	19,899	4,222	2,906	27,027
Total Expenses	57,222	18,944	11,761	87,927

Net U&D	$(2,824)	$(8,479)	$1,284	$(10,019)

Margin	-5.2%	n/m	9.8%

WADDELL & REED FINANCIAL, INC.
Changes in Assets Under Management
For the quarter ended
(Amounts in millions)

	Advisors	Wholesale	Institutional	Total
December 31, 2006
Beginning Assets	$28,552	$9,483	$7,578	$45,613

Sales	767	1,127	229	2,123
Redemptions	(860)	(549)	(525)	(1,934)
Net Sales	(93)	578	(296)	189

Net Exchanges and Adjustments	(52)	50	0	(2)
Reinvested Dividends and Capital Gains	8	(29)	24	3
Net Flows	(137)	599	(272)	190

Market Appreciation	1,490	737	371	2,598
Ending Assets	$29,905	$10,819	$7,677	$48,401

December 31, 2005
Beginning Assets	$26,579	$6,138	$8,004	$40,721

Sales	637	668	166	1,471
Redemptions	(757)	(287)	(521)	(1,565)
Net Sales	(120)	381	(355)	(94)

Net Exchanges and Adjustments	(31)	29	0	(2)
Reinvested Dividends and Capital Gains	33	(7)	23	49
Net Flows	(118)	403	(332)	(47)

Market Appreciation	727	188	274	1,189
Ending Assets	$27,188	$6,729	$7,946	$41,863

September 30, 2006
Beginning Assets	$28,361	$8,952	$7,688	$45,001

Sales	759	1,088	345	2,192
Redemptions	(806)	(513)	(404)	(1,723)
Net Sales	(47)	575	(59)	469

Net Exchanges and Adjustments	(38)	37	0	(1)
Reinvested Dividends and Capital Gains	64	10	28	102
Net Flows	(21)	622	(31)	570

Market Appreciation/(Depreciation)	212	(91)	(79)	42
Ending Assets	$28,552	$9,483	$7,578	$45,613

WADDELL & REED FINANCIAL, INC.

Supplemental Information

Other Items

	4Q 06	4Q 05	% change	3Q 06	% change
Redemption rates - long-term assets
Advisors	9.2%	9.1%		9.0%
Wholesale	21.0%	17.5%		21.5%
Institutional	27.2%	26.1%		21.4%
Total	14.8%	13.7%		13.7%

Sales per advisor (000s) (1)
Total	234	205	14.1%	233	0.4%
2+ Years	336	307	9.4%	327	2.8%
0 to 2 Years	73	56	30.4%	72	1.4%

Gross production per advisor (000s) (2)	15.5	13.8	12.3%	14.8	4.7%

Number of advisors (3)	2,255	2,409	-6.4%	2,276	-0.9%

Number of shareholder accounts (000s)	2,899	2,639	9.9%	2,833	2.3%

Number of shareholders	656,949	640,357	2.6%	653,810	0.5%

(1)             Average commissionable sales per Waddell & Reed Advisor

(2)             Average gross commission generated per Waddell & Reed Advisor

(3)             Excludes Legend retirement advisors

Lipper Ranking
Percentage of funds	1 Year	3 Years	5 Years
Equity Funds
Top Quartile	23%	43%	41%
Top Half	43%	73%	76%
All Funds
Top Quartile	19%	36%	33%
Top Half	46%	64%	65%

MorningStar Ranking
Percentage of funds with 4 or 5 stars	Overall	3 Years	5 Years
Equity Funds	33%	30%	30%
All Funds	25%	22%	24%

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live webcast of our earnings release conference call today, January 30, 2007 at 10:00 a.m. Eastern. During this call, Henry J. Herrmann, CEO, will review our fourth quarter results. Live access to the teleconference will be available on the “Corporate” section of our website at www.waddell.com. A webcast replay will be made available shortly after the call through February 6th.

Website Resources

We invite you to visit the “Corporate” section of our website at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole McIntosh, Director of Investor Relations, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results. Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Advisors channel (our network of financial advisors), our Wholesale channel (encompassing broker/dealer, retirement, registered investment advisors as well as the activities of our Legend subsidiary), and our Institutional distribution effort (including defined benefit plans, pension plans and endowments, as well as the activities of ACF and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Investment Management Company serves as investment advisor to Ivy Funds, Inc. and the Ivy Funds portfolios. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds, Inc. and the Ivy Funds portfolios.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, a drop off in sales or a reduction in net asset flows, increased expenses, unexpected and adverse results of litigation or regulation, governmental investigation, settlements of such investigations and regulatory investigations of the Company, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the Company, the risk that the intended results of our changes to long-term incentive compensation may not meet our expectations, and other risks as set out in the reports we have filed with the SEC. Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.